Exhibit 10.3

Exclusive Management Consulting and Service Agreement

This exclusive management consulting and service agreement (hereinafter referred to as the Agreement) is entered into by and between the following two parties in Longquanyi District, Chengdu City, Sichuan Province, China on 3rd December, 2020.

1.	Chengdu Jiulin Ke Fu Technological Co., Ltd. (hereinafter referred to as “Company A”)

Registered address: No. 5#(3), 5thFloor, D2 Building, No. 1666, Section 2, Chenglong Avenue, Chengdu Economic and Technological Development Zone, Sichuan, China.

The unified social credit code: 91510112MA63FAPN76

2.	Sichuan Hengguang Insurance Agency Co., Ltd. (hereinafter referred to as “Company B”)

Registered address: No. 1666, Section 2, Chenglong Avenue, Chengdu Economic and Technological Development Zone (Longquanyi District), Sichuan, China.

The unified social credit code: 91510112762336643W

Whereas:

(1)	As a solely foreign-owned enterprise with investors from Hong Kong, Macao and Taiwan and established in the People’s Republic of China (hereinafter referred to as “China”), Company A is equipped with a team which provides enterprise management consulting and planning services.

(2)	Funded by domestic shareholders, Company B is a limited company registered in China;

(3)	Company A may provide development strategy, application scheme of insurance agency and related services to Company B; Company B consents to accept the technical consultation and services provided by Company A in accordance with the terms and conditions made herein.

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Hereby after negotiation, both parties reach the agreement as follows:

1.	Management Planning and Consulting Services: Exclusive Rights and Interests

1.1.	During the term of the Agreement, Company A consents to serve as the management consulting and service provider of Company B according to the terms hereof, providing Company B with management consulting and services (see Annex 1 for details) of information application and daily operation ((hereinafter referred to as “target business”) for its development strategy and insurance agency’s products on related platforms.

1.2.	Company B gives consent to receive the management consulting and planning services provided by Company A and it further agrees that it shall not accept the same or similar consultation and services provided by any third party for the target business hereinabove during the term hereof unless with Company A’s prior written consent.

2.	Calculation and Payment of Management Consulting and Service (hereinafter referred to as “consulting service fee”)

The two parties agree that the consulting service fee herein shall be determined and paid in the way regarding the Agreement listed in Annex 2.

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3.	Intellectual Property Rights and Licensing

3.1.	Ownership and licensing (intellectual property rights formed by management consulting and service)

(A) The two parties confirm that Company A is the exclusive owner of all rights and benefits generated from the implementation of the Agreement, including but not limited to trademark rights, software copyright, enterprise development strategy, technical information (data), proprietary technology (including technical know-how/secrets), management system, patent rights, trade secrets, copyright (if any) and other intellectual property rights related to the service provided, whether developed by Company A or developed by Company B on the basis of Company A’s previous intellectual property rights.

(B) The two parties warrant that Company B shall sign up all documents and take all actions required to make Company A the owner of such intellectual property. Company B shall not challenge Company A’s ownership of all intellectual property hereinabove. Any application for registration or other acquisition of any such intellectual property by Company B shall be subject to the prior written consent of Company A.

(C) Company A may grant Company B a non-exclusive right to utilize the intellectual property mentioned in article 3.1 on the condition that the content, purpose and scope of the intellectual property used by Company B shall be subject to the prior written consent of Company A. The licensed intellectual property hereinabove shall be a paid and revocable authorization. Any matters related to the above license shall be specified in a separate agreement signed by both parties and the grant of such license shall not result in the transfer of any intellectual property rights or any restriction on Company A’s exercise of its full ownership over all such intellectual property. Without the prior written consent of Company A’s, the intellectual property license granted to Company B shall not be transferred or sublicensed by Company B to any third party.

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3.2.	Exclusive license (intellectual property under the name of Company B)

Both parties agree that Company A is hereby irrevocably authorized to enjoy the exclusive utilization and benefit rights of all intellectual property whether currently or in the future belongs to Company B, including but not limited to copyright in computer software [HengKuaiBao insurance software (hereinafter referred to as “HengKuaiBao”), YouHuiBao insurance software ((hereinafter referred to as “YouHuiBao”)], proprietary technology (APP application technology of Hengguang insurance agency, information management of its operation platform and other technical know-how/secrets), trademark right and trademark application rights, technical information (data), company domain over the internet, trade secret (customer classification management, overall solution of insurance business agency, etc.), patent right, copyright and other intellectual property rights.

4.	Responsibilities of Both Parties

4.1.	Responsibilities of Company A

In addition to the responsibilities specified in other terms hereof, Company A shall undertake the following responsibilities as well:

(a)	Provide support services for content specified in article 1 hereinabove to Company B in an effective manner, and respond to the request for advice and assistance from Company B timely and seriously;

(b)	Assist Company B to prepare business plans related to target business;

(c)	Assist Company B to plan, design, develop and implement target business;

(d)	Provide competent personnel for Company B to perform the services under the Agreement;

(e)	Full fill the obligations under the Agreement and any other related contracts to which it is a party.

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4.2.	Responsibilities of Company B

In addition to the responsibilities specified in other terms hereof, Company B shall undertake the following responsibilities as well:

(a)	Not accept the same or similar support services provided by any third party without the prior written consent of Company A;

(b)	Accept all support services provided by Company A and all reasonable opinions related to the support services;

(c)	Formulate business plans under the assistance of Company A;

(d)	Prepare, design, develop, establish and perform target business under the assistance of Company A;

(e)	Provide Company A with any management consultation or other information and allow it to enter into the relevant facilities that Company A considers necessary or useful for providing the services under the Agreement;

(f)	Establish and maintain an independent unit of account for target business;

(g)	Operate target business and other business of Company B strictly in accordance with business plans and decision jointly made by the two parties;

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(h)	Intention to sign a significant contract with any third party shall obtain the written consent of Company A before signing the contract; a significant contract refers to a written or oral contract, agreement or commitment entered into with any third party, whether it be cooperation, equity transfer, funding or any other form which may affect the interests of Company A in the Agreement or may cause Company A to make any change or terminate the Agreement in advance;

(i)	Provide and manage target business in an effective, prudent and legal manner so as to obtain the maximum benefits;

(j)	Assist and fully cooperate with Company A in all matters necessary for it to effectively perform its duties and obligations under the Agreement;

(k)	Report all contacts with the market regulatory authorities to Company A, and timely provide it with copies of all documents, licenses, consents and authorizations obtained from relevant market regulatory authorities;

(l)	Assist Company A to develop, establish and maintain relations with other pertinent departments, authorities and other entities of China’s central, provincial and local governments, and assist Company A to obtain all necessary permits, licenses, consents and authorizations for the services hereinabove;

(m)	Assist Company A in handling the duty-free import procedures of all assets, materials and supplies required by Company A to provide services herein;

(n)	Assist Company A in purchasing equipment, materials, supplies, labor and other services in China that meet the requirements of Company A at competitive prices

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(o)	Conduct business in accordance with all pertinent Chinese laws and regulations and go through all necessary procedures related to business operation;

(p)	Provide Company A with copies of relevant laws, regulations, decrees and rules of China and other relevant materials required by Company A;

(q)	Full fill the obligations under the Agreement and any other related contracts to which it is a party.

5.	Representation and Warranty

5.1.	Company A hereby represents and warrants as follows:

(a)	Company A is legally established and validly exists in accordance with the laws of China;

(b)	Company A signs and performs the Agreement within its ability and business scope: it has taken necessary actions and appropriate authorization and obtained the consent and approval of the third party as well as pertinent government departments. In addition, it does not violate the restrictions of pertinent laws and contracts.

(c)	Once signed, the Agreement shall constitute the legal, valid and binding obligations of Company A, which can be enforced in accordance with the terms hereof.

5.2.	Company B hereby represents and warrants as follows:

(a)	Company B is legally established and validly exists in accordance with the laws of China;

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(b)	Company B signs and performs the Agreement within its ability and business scope: it has taken necessary actions and appropriate authorization and obtained the consent and approval of the third party as well as pertinent government departments. In addition, it does not violate the restrictions of pertinent laws and contracts.

(c)	Once signed, the Agreement shall constitute the legal, valid and binding obligations of Company B, which can be enforced in accordance with the terms hereof.

6.	Confidentiality Clause

6.1.	Company B agrees to employ all reasonable confidentiality measures to keep confidential the confidential materials and information (hereinafter referred to as “confidential information”) that it knows or comes into contact with as a result of receiving the exclusive consultation and services of Company A; without the prior written consent of company A, company B shall not disclose, accord or assign such confidential information to any third party. Once the Agreement is terminated, Company B shall hand over any document, material or software containing the confidential information to Company A at the request of Company A, or eliminate, at the option of Company B, such confidential information. Company B shall delete the confidential information from any relevant memory device and shall not continue to use such information.

6.2.	Both parties agree that the confidentiality clause shall remain in force whether or not the Agreement is changed, rescinded or terminated.

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7.	Liability for Breach of Contract and Compensation

7.1.	Liability for breach of contract

Both parties agree and confirm that if either party (the breaching party) substantially violates any article herein, or substantially fails to perform or delays in performing any obligation under the Agreement, it constitutes a breach hereof (the breach), and the non-breaching party (the observant party) has the right to require the breaching party to make rectification or take remedial measures within a reasonable period of time. If the breaching party fails to rectify or take remedial measures within a reasonable period of time or within ten (10) days after the observant party gives a written notice to the breaching party and puts forward the request, the observant party has the right to claim compensation from the breaching party for damages.

7.2.	Compensation

Company B shall fully compensate Company A for any loss, damage, obligation and/or expense caused by any lawsuit, claim or other request against Company A from the contents of the consultation and services required by Company B; Company B shall protect Company A from any damage and loss caused by the act of Company B or any third party at the request of Company B.

8.	Effective Date and Validity Period

8.1.	The Agreement is signed on the date indicated at the beginning of the Agreement and shall come into force right upon the signature. It shall remain effective for ten (10) years unless terminated in advance and in accordance with the terms hereof or relevant agreement signed by both parties.

8.2.	The Agreement shall be automatically extended for ten (10) years upon expiration, unless otherwise agreed in written agreement.

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9.	Termination

9.1.	Expiration termination

The Agreement shall terminate on the expiration date unless otherwise renewed in accordance with relevant provisions hereof.

9.2.	Premature termination

During the term of the Agreement, Company B shall not terminate the Agreement in advance unless Company A has gross negligence, fraud, other illegal acts, bankruptcy, dissolution or termination by operation of law; the Agreement will be terminated if Company B bankrupts or dissolves by operation of law before the expiration date hereof. Company A shall always have the right to terminate the Agreement at any time by giving a written notice to Company B 30 days in advance.

9.3.	Terms after termination

After the termination hereof, the rights and obligations of both parties under article 5 and article 6 shall remain in force.

10.	Applicable Law and Dispute Resolution

10.1.	Applicable law

The Agreement shall be governed by the laws of China in terms of its formation, validity, interpretation, performance and the settlement of disputes under the Agreement.

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10.2.	Dispute resolution.

Any dispute caused by the interpretation and performance hereof shall be settled at first by both parties through amicable negotiation. If the dispute cannot be settled within thirty (30) days after one party sends a written notice to the other party, either party may file a lawsuit to the people’s court with jurisdiction in the place where the Agreement is signed.

11.	Change In Law

After the Agreement comes into effect, if any central or local legislative or administrative organ in China modifies its terms of any laws, regulations, rules or other normative documents, including the amendment, supplement or repeal of existing laws, regulations, rules or other normative documents, the interpretation and promulgation of implementation measures and rules of existing laws, regulations, rules or other normative documents (collectively referred to as amendments), or the promulgation of new laws, regulations, rules or other normative documents (collectively referred to as new provisions), the following shall apply:

11.1.	If the revised or newly implemented provisions are more beneficial to either party than the relevant laws, regulations, rules or other normative documents in force on the effective date of the Agreement (and the other party is not seriously and negatively affected), both parties shall promptly apply for the benefits of the revised or newly implemented provisions from the relevant authorities (if necessary). Both parties shall make their best efforts to obtain approval of the application.

11.2.	If the economic interests of Company A under the Agreement are directly or indirectly negatively affected due to the amendments or new provisions of related laws, regulations, rules or other normative documents, and both parties are unable to solve the adverse effects on the economic interests of Company A in accordance with the provisions hereof, both parties shall make all necessary amendments hereto through timely consultation after Company A informs Company B, so as to maintain the economic interests of Company A to the maximum extent under the Agreement.

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12.	Force Majeure

12.1.	Force majeure event refers to any event beyond the reasonable control of one party, which remains unavoidable even under appropriate attention of the affected party, including but not limited to natural disasters (fire, flood, rainstorm above category 8 and other extreme weather), accidents [public health emergencies (including home quarantine caused by pandemic or other epidemic or administrative orders issued by the provincial government of Sichuan Province/municipal government of Chengdu City)], wars, riots, etc.. However, lack of credit, funds or financing shall not be regarded as beyond the reasonable control of a party. If the performance of the Agreement is delayed or hindered by any force majeure event, the party affected by the force majeure shall bear no responsibility under the Agreement in respect of such delayed or hindered performance. The party affected by force majeure event that desires to exempt from the performance of its obligations under the Agreement or any term of the Agreement shall notify the other party of such exemption at the earliest possible time and inform the other party of the steps it may take to complete the performance.

12.2.	The party affected by force majeure event bears no liability under the Agreement only on the basis that the affected party makes appropriate efforts to perform the Agreement and with the efforts hereinabove, the affected party may seek for exemption from the obligation limited to the delayed or hindered performance. Once the force majeure event for such exemption is rectifiable and remedial, both parties agree to execute their best efforts to resume performance under the Agreement.

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13.	Others

13.1.	Notice

Notices under the Agreement shall be sent by hand, fax or registered mail. If the notice is sent by registered mail, the date of receipt recorded on the return receipt of the registered mail shall be the date of service; if it is sent by hand or fax, the date of sending shall be the date of service. If it is sent by fax, the original shall be sent by registered mail or delivered by hand immediately after sending.

13.2.	Further assurance

Both parties agree to promptly sign such documents and take such further actions as are reasonably necessary for the implementation of the provisions and the realization of the goals hereof.

13.3.	Complete contract

The Agreement constitutes the complete contract between the two parties on the subject matter hereof, except for the written amendments, supplements or modifications made after the signing of the Agreement, and it supersedes all oral or written negotiations, representations and contracts on the subject matter hereof reached before.

13.4.	Heading

Headings of the Agreement are for convenience only and shall not be employed to interpret, explain or otherwise affect the meaning of the provisions hereof.

13.5.	Tax

All taxes and expenses incurred by each party as a result of the signing and performance hereof shall be borne by each party separately.

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13.6.	Assignment of agreement

Company B shall not assign its rights and/or obligations under the Agreement to any third party except with the prior written consent of Company A.

13.7.	Severability of the Agreement

If any provision of the Agreement is invalid or unenforceable due to inconsistency with pertinent laws, such provision shall be invalid or unenforceable only within the jurisdiction of pertinent laws, and it shall not affect the legal effect of other provisions hereof.

13.8.	Abstention

Either party may abstain from the terms and conditions hereof. The abstention shall only be effective when made in writing and signed by both parties. The abstention of one party caused by the breach of the other under certain circumstances shall not be deemed as abstention of a similar breach of contract by that party under other circumstances.

13.9.	Amendment and supplement to the Agreement

Both parties shall amend and supplement the Agreement by written agreement. The amended and supplemented agreement related to the Agreement signed by both parties are integral parts hereof and have the same legal effect as the Agreement.

13.10.	Agreement text

The Agreement is written in Chinese and signed in duplicate. Each party shall keep one. In witness whereof, the parties have their authorized representatives signed the Agreement on the date indicated at the beginning of the Agreement.

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Chengdu Jiulin Ke Fu Technological Co., Ltd. (seal)

Signature:
Name:	Jiulin Zhang
Title:	Legal Representative

Sichuan Hengguang Insurance Agency Co., Ltd. (seal)

Signature:
Name:	Chunling Mao
Title:	legal representative

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Annex 1: Management Consulting and Service Contents

Company A shall provide Company B with the following management consulting and services:

(1)	Provide development strategy and planning involved in developing insurance agency business of Company B (including but not limited to the acquisition of equity of other insurance brokers, the establishment of insurance assessment institutions, etc.), management of APP technology in developing insurance agency products, information application on related operation platforms, customer classification, overall solution of agency business and company management and consultation, etc.;

(2)	Provide relevant technology application and implementation services for the operation of Company B’s insurance agency business, including but not limited to property insurance of, for example, HengKuaiBao insurance APP (auto insurance, non-auto insurance), life insurance and software application, system integration as well as their installation, debugging and trial operation of the supermarket functions featuring the purchase, marketing and promotion of insurance products which are available for online customers, promotion members and insurance agents;

(3)	For Company’s advertising operation, provide it with technical services such as advertising design, software design and page production, and provide suggestions for its management consulting;

(4)	Take charge of the daily maintenance and monitoring of Company B’s brand promotion (including information database) and marketing, and provide other related consulting services;

(5)	Provide consulting services for Company B to purchase equipment, software and hardware systems needed for the application of its online platform, including but not limited to put forward suggestions on the selection of various tools, applications and technical platforms, on system installation and debugging, and on the purchase, model and performance of various matching hardware facilities and equipment;

(6)	Provide financial consultation on the questions and settlement of financial subjects and account books d by Company B, so as to make the financial treatment of Company B conform to the standards and requirements of American finance and audit;

(7)	Provide staff training and technical support and assistance to Company B, including but not limited to providing appropriate training to Company B and its employees, including after-sales or technical service for customers and insurance products; introduce the knowledge and experience of system and equipment installation and operation to Company B and its employees so as to enable them to solve the problems that occur at any time during the process of system and equipment installation and operation; provide consultation and suggestions on other online editing platforms and software to Company B, and assist it in compiling and collecting various kinds of information;

(8)	Provide other consultation services based on Company B’s operation needs

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Annex 2: Calculation and Payment of Management Consulting and Service

1.	The amount of service fee shall be determined according to the following factors:

	(1)	The difficulty of strategic development planning and the complexity of consulting and management services;

	(2)	The time required for Company A to provide such consulting and management services; and

	(3)	The specific content and commercial value of consulting and management services.

2.	Company A shall bill Company A quarterly in accordance with the workload and commercial value of the technical services provided by it to Company B and the price agreed by both parties; Company B shall pay Company A the corresponding consulting service fee according to the date and amount specified in the bill. Company A has the right to adjust the standard of consulting service fee at any time according to the quantity and content of consulting services it provides to Company B. The above adjusted consulting service fee shall be under the approval of Company A.

3.	Company B shall establish and implement accounting system and prepare financial statements in accordance with relevant laws, regulations, accounting system and accounting standards of China. Should Company A require, Company B shall prepare separate financial statements in accordance with American accounting standards or other accounting standards otherwise required by Company A. Company B shall, within 15 days after the end of each calendar month, provide Company A with its financial statements, operation records, business contracts and financial information, as well as other reports required by Company A, so that Company A can calculate the amount of service fee payable by Company A to it in accordance with the above provisions. Company A has the right to audit all the financial statements and other relevant information of Company B at any working time on condition that it notifies Company B in advance within a reasonable time. Should Company A question the financial information provided by Company A, it may appoint an independent accountant with good reputation to audit the relevant information hereto, and Company B shall cooperate.

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